Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130712 of CKX, Inc, on Form S-3 and Registration Statement No. 333-127119 of CKX, Inc. on Form S-8 of our report dated March 13, 2006, relating to the 2005 financial statements and financial statement schedule of CKX, Inc., appearing in the Annual Report on Form 10-K of CKX, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statements.

DELOITTE & TOUCHE LLP
New York, New York
March 13, 2006